Exhibit 99.j(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Credit Suisse Commodity Strategy Funds:

We consent to the use of our reports dated December 28, 2018, with respect to the financial statements of Credit Suisse Commodity Return Strategy Fund, a series of Credit Suisse Commodity Strategy Funds, as of October 31, 2018, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in the Statement of Additional Information.

KPMG LLP

New York, New York
February 27, 2019